Exhibit 99.3

FUNDING COMMITMENT LETTER

April 16, 2013

KIT Digital, Inc.

26 West 17th Street, 2nd Floor

New York, New York 10011

Attn: Fabrice Hamaide

Ladies and Gentlemen:

Reference is made to that certain Plan Term Sheet (the “Term Sheet”), dated as of the date hereof, by and among JEC Capital Partners, LLC (“JEC”), Stichting Bewaarder Ratio Capital Partners (“Ratio”), and Prescott Group Capital Management, L.L.C. (“Prescott”; and together with JEC and Ratio, the “Funders” and each a “Funder”), on the one hand, and KIT digital, Inc., a Delaware corporation (the, “Company”) on the other hand. Capitalized terms used but not defined herein shall have the meanings set forth in the Term Sheet.

This letter agreement (this “Letter”) will confirm and set forth the terms of the commitments of each of the Funders to, severally and not jointly, subscribe for and purchase from the Company for an aggregate purchase price of $25,000,000 (the “Purchase Price”) in the respective portions set forth in Exhibit A to this Letter, shares of Class B Common Stock representing 89.29% of the total outstanding shares of Common Stock ( the “Purchased Shares”). The proceeds from the Purchase Price will be used to satisfy the funding of any cash obligations under the Plan.

Each Funder is obligated to fund the Purchase Price upon satisfaction of the Closing Conditions detailed in the Term Sheet and the Plan Support Agreement. The conditions set forth in the preceding sentence are the only conditions to each Funder’s obligation to fund its respective portion of the Purchase Price. Subject to the satisfaction of the foregoing conditions, each of the Funders hereby agrees that its obligation to fund the Purchase Price is an irrevocable obligation.

Each Funder hereby represents, severally and not jointly, that it has, and on completion of the transactions contemplated by the Term Sheet and the Plan Support Agreement will have, available funds and/or investor commitments for undrawn funds sufficient to fund their respective commitments made hereby, subject to the terms and conditions hereof.

Notwithstanding any other term or condition of this Letter that may be expressed or implied herein, the liability of each Funder hereunder or for breach of this Letter is several and not joint. Except as set forth in the paragraph immediately following this paragraph, the parties hereto expressly agree and acknowledge there is no express or implied intention to benefit any person not a party to this Letter and nothing contained in this Letter is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any person other than the Company and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any current or future director, officer, employee, general or limited partner, member, manager, agent or affiliate of any Funder or against any current or future director, officer, employee, general or limited partner, member, manager, agent, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, legislation or other applicable law or otherwise.

KITD Acquisition LLC

April [    ], 2013

The Company agrees that neither this Letter nor its substance will be disclosed publicly or privately except (i) with written permission of the Funders and (ii) to the Company’s directors, employees, advisors and representatives to the extent needed to facilitate evaluation of and negotiations with respect to the transactions contemplated by the Term Sheet and the Plan Support Agreement; provided that such parties agree to use such information solely for such purpose and to keep such information confidential as provided herein or (iii) in furtherance of enforcing the Company’s rights under the Plan Support Agreement or under this Letter.

This commitment will be effective upon the Funder’s acceptance of the terms and conditions of this Letter and will expire on the earliest (the “Termination Date”) to occur of (i) the Effective Date, (ii) three (3) business days after termination of the Term Sheet or Plan Support Agreement, unless, within such three (3) business days, the Company claims, in writing, that a Funder has materially breached the Plan Support Agreement, and (iii) if a claim described in clause (ii) has been timely made, the date that such claim has been finally adjudicated and denied.

This Letter shall be governed by, interpreted under and construed in accordance with, the laws of the State of New York regardless of the laws of any other jurisdiction that might otherwise govern under applicable principles of conflicts of law thereof. Each party to this Letter hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at law or equity, arising out of or relating to this Letter or any agreements or transactions contemplated hereby shall only be brought in the Bankruptcy Court while a case is pending therein against the Company and otherwise in any state or federal court located in New York County, New York, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this paragraph.

KITD Acquisition LLC

April [    ], 2013

This Letter may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

This Letter, together with the Plan Support Agreement and other agreements executed in connection with the Plan Support Agreement, sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings with respect thereto.

The terms and conditions of this Letter may be amended or modified only in writing signed by all parties hereto; provided, that this Letter cannot be withdrawn, rescinded or revoked, and the parties hereto cannot be changed prior to the Termination Date and it cannot otherwise be altered, amended or modified in a manner adverse to the Company or the Funders, or would delay the Effective Date of the Plan, in each case without the prior written consent of the Company, nor may this Letter be assigned (whether by operation of law, merger, consolidation or otherwise) by the Company or a Funder without the prior written consent of the Company.

[Signature page follows]

KITD Acquisition LLC

April [    ], 2013

Sincerely,

JEC CAPITAL PARTNERS, LLC

By:
Name:
Title:

STICHTING BEWAARDER RATIO CAPITAL PARTNERS

By:
Name:
Title:

By:
Name:
Title:

PRESCOTT GROUP CAPITAL MANAGEMENT, LLC

By:
Name:
Title:

Signature Page to Funding Commitment Letter

KITD Acquisition LLC

April [    ], 2013

Accepted as of the date

first above written:

KIT DIGITAL, INC.

By:
Name:
Title:

Signature Page to Funding Commitment Letter

EXHIBIT A

Schedule of Equity Sponsors

Portion of Rights Offering
JEC Capital Partners, LLC	[40.00]%
Stichting Bewaarder Ratio Capital Partners	[20.00]%
Prescott Group Capital Management, L.L.C.	[40.00]%
Total	100.00%